FEDERAL HOME LOAN BANK OF PITTSBURGH KEY EMPLOYEE INCENTIVE COMPENSATION PLAN
Effective January 1, 2025

I.EFFECTIVE DATE

This Key Employee Incentive Compensation Plan (“Key Employee Plan” or “Plan”) of the Federal Home Loan Bank of Pittsburgh was originally established effective as of January 1, 2013. Incentive Awards (“Awards”) may be paid for the Plan Year (January 1 to December 31 of each year) in accordance with the provisions of this Plan. The goals for the Plan Year and terms of the Awards shall be set forth in a separate Attachment to this Plan. This Plan shall continue until terminated.
II.PURPOSE AND OBJECTIVES

The Plan is designed to retain and motivate key employees and reward the: (i) achievement of annual Bank-wide goals, individual performance goals (as reflected in individual performance ratings) and (ii) maintenance of satisfactory financial condition and member value over the longer term.    The Bank’s benchmarking process includes incentive levels for each job, reflecting similar differentiation as in the marketplace, ensuring the Bank’s compensation package remains competitive.

III.PLAN ADMINISTRATION
The Plan is administered by Human Resources, the President and subject to review of aggregate Award payments to be made to Plan participants by the Human Resources Committee of the Board of Directors (the “Committee”)and the Board of Directors (the “Board”).

A.Responsibilities of Human Resources

The Chief Human Resources Officer (“CHRO”) and Senior Manager Compensation and Benefits are responsible for overall administration of the Plan provisions.
B.Responsibilities of the President

The President is responsible for approval of: Plan participation, setting annual Bank-wide performance goals, approving the measurement of Bank goal achievement, and Awards determined by individual performance and Bank-wide goal achievement for participants under this Plan. The President will review with the Committee and the Board the aggregate amount of Awards to be paid to Plan participants.

C.Responsibilities of the Committee
The Committee will review the aggregate amount of Awards to be paid to Plan participants recommendations from the President and present final recommendations to the Board for its acceptance.

D.Responsibilities of the Board
The Board will review and accept (as it determines appropriate) recommendations from the Committee and the President.

IV.ELIGIBILITY
The Bank’s key employees are eligible to participate on the terms described in this Key Employee Plan. Any new hire that meets the Plan eligibility requirements and with a start date prior to October 1 shall be eligible to participate in the Plan and receive a pro-rated Award for the applicable Plan Year. Existing employees who are determined to be eligible to participate in the Plan as a result of a promotion shall begin their participation on January 1 of the following applicable Plan Year, unless otherwise approved for the participation to retroactively begin on January 1 of the current plan year. Upon designation as a participant, each participant will be provided a copy of the Plan. Any participant that the Bank subsequently determines is no longer eligible to continue to participate in the Plan shall be moved to such other applicable Bank incentive award plan as the Bank determines effective on January 1 of the year following the year in which the Bank notifies the participant of the change. In some cases with management approval, a participant may be moved to the applicable Bank incentive plan retroactively January 1 of the current plan year

V.KEY EMPLOYEE PLAN AWARD OPPORTUNITY LEVELS
A summary of the Award levels is attached as Attachment A. Each participant shall be provided with a separate document showing his/her level of participation in the Plan.

VI.PERFORMANCE MEASURES

The Plan Year for the Award opportunity shall mean the annual period ending December 31 (unless otherwise specifically stated in regard to a goal(s) in the applicable goal attachment to this Key Employee Plan for the Plan Year). The Plan goals can be both quantitative and qualitative. Overall performance of Bank-wide goals and overall performance rating as measured through the Bank’s performance evaluation process, in aggregate, constitute the performance measures under the Plan that will be considered when determining overall actual performance and any individual Award payout amounts.

Certain positions have a greater and more direct impact than others on the achievement of Bank performance. Those differences are recognized by varying the incentive opportunity expressed as a percentage of a participant's base salary.

In general, Bank-wide goals requiring attainment of specified performance or completion of specified tasks and activities shall not be considered as having been met when the actual performance as measured by completion of the activities has not been attained. Interpolation of Award amounts is permissible for achieved performance (measured by completion of the stated goals) at levels between threshold and target, and target and maximum. The specific terms of an approved goal(s) may establish standards for interpolation.

VII.AWARD DETERMINATION AND PAYMENT

No participant has a vested right to any Award under the Plan until: (i) the determinations of Award payments have been made by the Board and the President as set forth below; (ii) the participant has met all applicable requirements for such Award and for receiving payment of such an Award, including, without limitation, any continued service and performance requirements as set forth in this Plan; and (iii) all the other conditions and criteria regarding payment of such Award as set forth in this Key Employee Plan are met.
At the conclusion of the applicable Plan Year, the CHRO, after considering the Bank's performance against the Bank goal(s), individual performance, actual overall Bank performance, and other factors, as deemed appropriate, shall recommend to the Committee and the Board the aggregate amount of Awards to be paid to participants under this Plan. Until such determinations of Award payments have been made and a participant has met all applicable requirements under the Plan, no participant has a vested right to any Award under the Plan.

A participant who is on formal corrective action for performance at any time during the Plan Yearmay be eligible to receive a prorated incentive payment, based on the number of days they were not on formal correction action during the Plan Year. In order for any Award payment to be made, the most recent examination by the Federal Housing Finance Agency (“Finance Agency”) of the participant’s area(s) of responsibility must not have identified any unsafe or unsound practice or condition.

A.Assessment of Performance
Following December 31 of each Plan Year and the review by the Board of the aggregate Award amounts to be paid to the participants under this Plan for the Plan Year, each participant’s individual Total Award will be determined. Then, such Total Award, if any, will be divided such that: 1) 70 percent of the Total Award shall be referred to as the “Current Incentive Award” and 2) the remaining 30 percent of the Total Award shall be referred to as the “Deferred Incentive Award.” The following illustrates how the 2025 Current Incentive Award and Deferred Incentive Award would be paid:

Payment	Description	Payment Year*
Current Incentive Award	70% of the Total Award	2026
Deferred Incentive Award installment	Up to 33 1/3% of the Deferred Incentive Award	2027
Deferred Incentive Award installment	Up to 33 1/3% of the Deferred Incentive Award	2028
Deferred Incentive Award installment	Up to 33 1/3% of the Deferred Incentive Award	2029
*Payment will be made no later than March 15 in the year indicated.

All payments are subject to the terms of this Plan, including Section B below. Acceptance of any Award shall constitute agreement by the participant to all obligations, terms, conditions, and restrictions so imposed.
B.Payment of Each Deferred Incentive Award Installment Contingent on the Bank Continuing to Meet Stated Criteria and Contingent on the Participant Meeting Stated Payment Criteria

1.Maintenance of Satisfactory Bank Performance

Except as set forth in Subsection 2., it is intended that a condition to payment of each Deferred Incentive Award installment is that in the annual period preceding the designated Payment Year for such installment, the Board determines that the Bank has met at least one (1) of the Deferred Incentive Award criteria set forth in Attachment B to this Plan. The Board’s determinations regarding whether such criteria have been met for purposes of the Executive Officer Incentive Compensation Plan (“Executive Plan”) shall also govern the payment of each

Deferred Incentive Award installment due under this Plan. This provision shall not in any manner limit the President’s and Board’s authority under Articles VIII. and IX. of the Plan.

2.Board Discretion—Strategic Transactions

If prior to the payout of all Deferred Incentive Award payments a Change in Control event occurs (as defined in the Executive Plan) then, in such case, all unpaid Deferred Incentive Awards: (i) shall vest 30 days after the Finance Agency issues its written approval of such a transaction and (ii) shall be paid to the participants 30 days after the closing of the transaction.

3.Termination of Employment; Pro-Rated and Deferred Incentive Award Payments; Participant Performance Condition

Participants who terminate employment with the Bank for any reason, other than death, disability, or retirement prior to the Current Incentive Award payout date will not be eligible for an Award. Notwithstanding the foregoing, a participant who is at the Director level who is an active Bank employee through March 15, 2025 who voluntarily terminates employment after March 15, 2025 shall be eligible to receive payout of previously Deferred Incentive Award installments at the same time as such payments are made to participants who are current Bank employees. The immediately foregoing provision regarding Director level employees amends and restates as to such Director level employees any and all prior Key Employee Incentive Compensation Plans under which such employees were granted Deferred Incentive Awards. Participants who are hired during the Plan Year or whose employment ends due to involuntary termination1 (excluding involuntary termination for cause2), death, disability, or retirement prior to the Current Incentive Award payout date may be eligible to be considered for a pro-rated Current Incentive Award.3 If such a participant is determined to be eligible for a Current Incentive Award in such case then such participant shall be eligible for the payment of correspondent Deferred Incentive installments as well at the same time as such payments are made to Plan participants who are current Bank employees.

Participants who terminate employment due to retirement or involuntary termination (other than for cause) after the Current Incentive Award payout date but before completion of the payment of all corresponding Deferred Incentive Award installments (as set forth above) shall receive such Deferred Incentive Award installment payments at the same time as such payments are made to Plan participants who are current Bank employees. Participants who otherwise resign employment before the completion of the payment of all corresponding Deferred Incentive Award installments shall not receive payment of such installments. Any participant that is terminated by the Bank for cause (as defined in this Plan) prior to receiving
1 “Involuntary termination” shall be interpreted consistent with “separation from service” as defined in the IRS 409A Regulations and exclude termination for cause.

2 For purposes of the Plan, “cause” means: (1) continued failure of the participant to perform his or her duties with the Bank (other than any such failure resulting from disability), after a demand for performance, pursuant to a resolution of the Board, is delivered to the participant by the chair of the board, which specifically identifies the manner in which the participant has not performed his or her duties;
(2) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule, or regulation (other than routine traffic violations or similar offenses); or (3) removal of the participant by or at the direction of the Federal Housing Finance Agency pursuant to federal laws, rules, and regulations, including 12 U.S.C. §4501 et. seq. as amended or by any successor agency to the Federal Housing Finance Agency pursuant to a similar statute.

3 “Retirement” for purposes of this Plan is defined as a participant meeting one of the following criteria: (1) 60 years of age or older with at least 5 years of service; (2) 65 years of age or older regardless of service; (3) age 55 or older with at least 10 years of service; or (4) the combination of the participant’s age and years of service equals or exceeds 70; In all cases of retirement, the participant is required to enter into a non-solicitation agreement in the form required by the Bank regarding the Bank’s customers and employees. “Disability” shall be interpreted consistent with IRS 409A Regulations.

payment of all corresponding Deferred Incentive Award installments shall not receive payment of any remaining unpaid Deferred Incentive Award installments. This provision shall not in any manner limit the President’s and Board’s authority under Articles VIII. and IX. of the Plan.
In the case of a participant whose employment terminates due to death or disability before completion of the payment of all corresponding Deferred Incentive Award installments, such installments shall promptly vest following the death or disability and the remaining installments shall be paid by the Bank within 90 days of the date of death or determination of disability.
C.Provisions Applicable to All Awards Under the Plan

Except as expressly set forth otherwise in this Plan, payments under the Plan are intended to satisfy the “short-term deferral” exception under Section 409A of the Internal Revenue Code (“Code”). Each payment under the Plan will be treated as a separate payment for purposes of Section 409A of the Code and corresponding IRS 409A Regulations. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any Awards under the applicable laws or other regulations of any governmental authority, whether federal, state, or local. For the avoidance of doubt, participants will be solely responsible for any applicable taxes (including income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt of any Award under the Plan.
The payment of any Award shall be subject to such obligations, terms, and conditions as the President, the Committee, or the Board may specify in making the Award and, in exercising their discretion to make any Award determinations hereunder. Acceptance of any Award shall constitute agreement by the participant to all obligations, terms, conditions, and restrictions so imposed.

VIII.CLAWBACK AND REDUCTION OF AWARDS
In the event of gross misconduct, gross negligence, materially inaccurate financial statements, erroneous performance metrics related to incentive goal calculation, or conviction of a felony, the President and the Board will have the authority to adjust Award amounts or reclaim Award payments. For the avoidance of doubt, the Bank may in its sole discretion, decline to adjust the terms of any outstanding Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to a participant or the Bank.
The President or the Board (as applicable) will utilize discretion to reduce the amount of any Current Incentive Award and Deferred Incentive Award installments if either determines that:
(i)Operational errors or omissions result in material revisions to the financial results, information submitted to the Finance Agency, or data used to determine Award payment amounts;
(ii)The submission of information to the Securities and Exchange Commission (“SEC”), the Office of Finance (“OF”), and/or the Finance Agency has not been provided in a timely manner; or
The Bank fails to make sufficient progress, as determined by the Finance Agency and communicated to Bank management and/or the Board by the Finance Agency, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring executive management’s attention.

IX.TERMINATION OR AMENDMENT
The Plan, in whole or in part, may at any time or from time to time be amended, suspended, or reinstated and may at any time be terminated by action of the Board. The President has the power and authority to construe, interpret, and administer the Plan. Except as otherwise set forth in this Plan, any decision arising out of or in connection with the construction, interpretation, or administration of the Plan will lie within the President’s absolute discretion and will be binding on all parties. No provision of this Plan shall create any right to continued employment.

Attachments
Attachment A—Award Levels

2024Incentive Award Opportunity Levels (expressed as a percentage of base salary)

Participant Level	Threshold Incentive Award Opportunity	Target Incentive Award Opportunity	Maximum Incentive Award Opportunity
Senior Director	22.5%	37.5%	52.5%

Attachment B—
2025

Criteria for Payment of Deferred Award Installments

(1) Market Value of Equity to Par Value of Capital Stock (MV/CS) - Maintain MV/CS above 105% on average throughout the year.
(2) Retained Earnings Level - Maintain enough retained earnings combined need, defined as retaining earnings that cover both risk target and capital compliance, to exceed the Bank's retained earnings target at each year-end of deferred payment period.

The Board will consider the following criteria and may exercise its discretion to adjust an award based on such criteria:

Remediation of Examination Findings. Defined as the Bank making sufficient progress, as determined by the FHFA and communicated to Bank management or the Board of Directors by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring executive management's attention. Refers to examination findings from the examination during the applicable deferral year for the installment. For example, for the 2023 installment (payable in 2025), the applicable examination is the 2023 examination.

Timeliness of FHFA, SEC, and OF Filings. Filings defined as SEC periodic filings, call report filings with FHFA, and FRS filings with OF that are timely filed and no material restatement by the Bank is required.

Notes: at least one of the (1) and (2) stated quantifiable criteria above must have been met in the preceding year in order for any installment payment to be made. In the event that both of the (1) and
(2) stated quantifiable criteria are met in the preceding year, the payment will be made at 125% of the deferred amount. In no event shall the aggregate amount of any Current Incentive Award and Deferred Incentive Award installments paid to a participant in any payment year exceed 100 percent of the participant's base salary.